Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-185318) on Form S-8 of Jefferies Financial Group Inc. of our report dated May 26, 2023, relating to the financial statements of Jefferies Employees’ Profit Sharing Plan, which appears in this Form 11-K for the year ended November 30, 2022.

/s/ Tanner LLC
Salt Lake City, Utah
May 26, 2023